Exhibit 99.1

ROYAL CARIBBEAN GROUP REPORTS FIRST QUARTER RESULTS AND INCREASES FULL YEAR GUIDANCE

MIAMI – April 29, 2025 – Royal Caribbean Group (NYSE: RCL) today reported first quarter Earnings per Share ("EPS") of $2.70 and Adjusted EPS of $2.71. These results were better than the company's guidance due to stronger than expected pricing on close-in demand and lower costs mainly due to timing. The company is increasing its full year 2025 Adjusted EPS guidance to $14.55 to $15.55. The increase in earnings expectations is driven by the better than expected revenue performance in the first quarter and the benefit of currency exchange rates and lower fuel costs for the remainder of the year.

“Our strong first quarter results are a testament to the enduring appeal and attractive value proposition of our leading brands and the incredible vacations they deliver,” said Jason Liberty, president and CEO, Royal Caribbean Group. “As we navigate the complexities of the current macroeconomic landscape, we remain focused on what we can control -- delivering the best vacation experiences, optimizing revenue, and managing costs, while continuing to invest in our future and drive further differentiation. With our industry-leading brands, state-of-the-art ships, exclusive destinations, and a fortified balance sheet, we will continue dreaming and innovating to win a greater share of the growing $2 trillion global vacation market.”

First Quarter 2025:
•Load factor in the first quarter was 109%.
•Gross Margin Yields were up 13.9% as-reported. Net Yields were up 4.7% as-reported and 5.6% in Constant Currency.
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") decreased 1.1% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD decreased 0.3% as-reported and increased 0.1% in Constant Currency.
•Total revenues were $4.0 billion, Net Income was $0.7 billion or $2.70 per share, Adjusted Net Income was $0.7 billion or $2.71 per share, and Adjusted EBITDA was $1.4 billion.

Full Year 2025 Outlook:
•Net Yields are expected to increase 2.5% to 4.5% as-reported (2.6% to 4.6% in Constant Currency).
•NCC, excluding Fuel, per APCD are expected to be 0.1% to 1.1% as-reported and (0.1%) to 0.9% in Constant Currency.
•Adjusted EPS is expected to grow approximately 28% year-over-year and be in the range of $14.55 to $15.55.

First Quarter 2025 Results
Net Income for the first quarter of 2025 was $0.7 billion or $2.70 per share compared to Net Income of $0.4 billion or $1.35 per share for the same period in the prior year. Adjusted Net Income was $0.7 billion or $2.71 per share for the first quarter of 2025 compared to Adjusted Net Income of $0.5 billion or $1.77 per share for the same period in the prior year. The company also reported total revenues of $4.0 billion and Adjusted EBITDA of $1.4 billion.

Capacity for the first quarter was up 3% year over year and the company delivered memorable vacations to 2.2 million guests, a 9% increase year over year. Gross Margin Yields increased 13.9% as-reported, and Net Yields increased 4.7% as-reported (5.6% in Constant Currency), when compared to the first quarter of 2024. Load factor for the quarter was 109%. Net Yield growth exceeded the company's guidance mainly due to higher pricing across key products driven by strong close-in demand.

Gross Cruise Costs per APCD decreased 1.1% as-reported, compared to the first quarter of 2024. NCC, excluding Fuel, per APCD decreased 0.3% as-reported (and increased 0.1% in Constant Currency), when compared to the first quarter of 2024.

Update on Bookings
During the first quarter, the company took record bookings during WAVE season. Additionally, during April, the company's bookings were greater than the same period last year, including continued strength in close-in bookings. Booked load factors remain in line with prior years and at higher rates. Guest spending onboard and pre-cruise purchases continue to exceed prior years driven by greater participation at higher prices. To account for broader external factors, the company has expanded its guidance ranges in response to the complexity of the current macroeconomic landscape.

"Bookings for 2025 have remained on track, cancellation levels are normal, and we continue to see excellent close-in demand” said Jason Liberty, president and CEO, Royal Caribbean Group. “This year continues our guest experience innovation with the debut of Star of the Seas, Celebrity Xcel, and the opening of Royal Beach Club Paradise Island by year-end – all of which continue to generate consumer excitement and strengthen our competitive moat.”

The cadence of yield growth throughout the year, as expected, is driven by the timing of new hardware entering service, with the arrival of Star of the Seas in late summer and the related ramp-up of load factors, as is typical for new ship launches.
Second Quarter 2025
Capacity in the quarter is expected to increase 6%, driven by lower dry dock days and a full year of Utopia of the Seas, compared to second quarter 2024. Net Yields are expected to increase 4.4% to 4.9% as-reported and 4.3% to 4.8% in Constant Currency as compared to the same period in the prior year. The expected growth in yield is driven by healthy demand across all key products and onboard spend, both from new and like-for-like hardware.

NCC, excluding Fuel, per APCD, is expected to increase 4.1% to 4.6% as-reported and 3.7% to 4.2% in Constant Currency as compared to the same period in the prior year.
Approximately 140 bps of cost growth is attributable to the timing shift from the first quarter.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects second quarter Adjusted EPS to be in the range of $4.00 to $4.10.

Fuel Expense
Bunker pricing, net of hedging, for the first quarter was $655 per metric ton and consumption was 423,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel prices, the company has included $286 million of fuel expense in its second quarter guidance at a forecasted consumption of 428,000 metric tons, which is 59% hedged via swaps. Forecasted consumption is 59%, 55%, 45%, and 15% hedged via swaps for 2025, 2026, 2027, and 2028, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $487, $476, $393, and $426 for 2025, 2026, 2027, and 2028, respectively.

The company provided the following guidance for the second quarter and full year 2025:

FUEL STATISTICS	Second Quarter 2025	Full Year 2025
Fuel Consumption (metric tons)	428,000	1,726,000
Fuel Expenses	$286 million	$1,140 million
Percent Hedged (fwd. consumption)	59%	59%

GUIDANCE	As-Reported	Constant Currency
Second Quarter 2025
Net Yields vs. 2024	4.4% to 4.9%	4.3% to 4.8%
Net Cruise Costs per APCD vs. 2024	2.8% to 3.3%	2.4% to 2.9%
Net Cruise Costs per APCD ex. Fuel vs. 2024	4.1% to 4.6%	3.7% to 4.2%
Full Year 2025
Net Yields vs. 2024	2.5% to 4.5%	2.6% to 4.6%
Net Cruise Costs per APCD vs. 2024	(1.0%) to 0.0%	(1.2%) to (0.2%)
Net Cruise Costs per APCD ex. Fuel vs. 2024	0.1% to 1.1%	(0.1%) to 0.9%

GUIDANCE	Second Quarter 2025	Full Year 2025
APCDs	12.9 million	53.3 million
Capacity change vs. 2024	5.8%	5.5%
Depreciation and amortization	$415 to $425 million	$1,710 to $1,720 million
Net Interest, excluding loss on extinguishment of debt	$220 to $230 million	$940 to $950 million
Adjusted EPS	$4.00 to $4.10	$14.55 to $15.55

SENSITIVITY	Second Quarter 2025	Full Year 2025
1% Change in Net Yields	$35 million	$141 million
1% Change in NCC excluding Fuel	$16 million	$68 million
	Second Quarter 2025	Remainder of Year 2025
1% Change in Currency	$5 million	$16 million
10% Change in Fuel prices	$14 million	$42 million
100 basis pt. Change in SOFR	$1 million	$11 million

Exchange rates used in guidance calculations
GBP	$1.34
AUD	$0.64
CAD	$0.72
EUR	$1.15

Liquidity and Financing Arrangements
As of March 31, 2025, the company’s liquidity position was $4.5 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity.

During the quarter, the company was upgraded to investment grade by S&P Global Ratings, reflecting the strength of its financial position, consistent performance, and disciplined capital allocation strategy.

Also during the quarter, the company entered into exchange agreements with holders of its 6.00% Convertible Senior Notes due 2025. In this transaction, the holders exchanged $213 million in aggregate principal amount of the 2025 Notes for 3.3 million shares of the company's common stock and $214 million in cash, including accrued interest. This transaction reduced the Company's outstanding shares and share equivalents on a fully diluted basis by 1.0 million shares. As of March 31, 2025, $110 million in aggregate principal amount of the 2025 Notes remain outstanding.

The company also repurchased approximately 1.0 million shares under its existing share repurchase program. As of March 31, 2025, approximately $759 million remained available for repurchases under the current authorization.

“This quarter, we continued to opportunistically reduce debt, while lowering cost of capital and recapturing a portion of our Covid-era share dilution,” said Naftali Holtz, chief financial officer, Royal Caribbean Group. “Our strong balance sheet allows us the flexibility to continue to expand capital return to shareholders, invest in growth and innovation, and maintain investment grade balance sheet metrics in a range of macroeconomic environments."

The company noted that as of March 31, 2025, the scheduled debt maturities for the remainder of 2025, 2026, 2027, and 2028 were $1.2 billion, $2.9 billion, $2.6 billion and $3.1 billion, respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2025 are expected to be approximately $5 billion, based on current foreign exchange rates, and are predominantly related to the new ship order book and land-based destination initiatives. Non-new ship related capital expenditures are expected to be $1.6 billion.

Capacity changes for 2025 are expected to be 5.5% compared to 2024. Capacity changes for 2026, 2027, and 2028 are expected to be 6%, 5%, and 6%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Earnings per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other (income) expense, and (ii) restructuring charges and other initiative expenses.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expense. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents net income less net income attributable to noncontrolling interest, excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt and inducement expense; (ii) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition; and (iii) restructuring charges and other initiative expenses.

Adjusted Operating Income represents operating income including income from equity investments and income taxes but excluding certain items for which we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Margin Yield represent Gross Margin per APCD.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Net Cruise Costs and Net Cruise Costs Excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses, and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. For the periods presented, Net Cruise Costs and Net Cruise Costs Excluding Fuel excludes restructuring and other initiative expenses.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Perfecta Program refers to the multi-year Adjusted EPS and ROIC goals we are seeking to achieve by end of 2027. Under our Perfecta Program, we are targeting 20% compound annual growth rate in Adjusted EPS compared to 2024 and ROIC of 17% or higher by the end of 2027.

Return on Invested Capital ("ROIC") represents Adjusted Operating Income divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is a vacation industry leader with a global fleet of 67 ships across its five brands traveling to all seven continents. With a mission to deliver the best vacations responsibly, Royal Caribbean Group serves millions of guests each year through its portfolio of best-in-class brands, including Royal Caribbean, Celebrity Cruises, and Silversea; and an expanding portfolio of land-based vacation experiences through Perfect Day at CocoCay and Royal Beach Club collection. The company also owns a 50% joint venture interest in TUI Cruises, which operates the German Brands Mein Schiff and Hapag-Lloyd Cruises. With a rich history of innovating, Royal Caribbean Group continually delivers exciting new products and guest experiences that help shape the future of leisure travel. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2025 and beyond; demand for our brands; and expectations regarding our credit profile. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” "shaping up," "position," "allows," “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; changes in operating costs; the unavailability or cost of air service; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; the effects of weather, climate events and/or natural disasters on our business; risks related to our sustainability activities; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; unavailability of ports of call; vacation industry competition and increase in industry capacity and overcapacity; inability to manage our cost and capital allocation strategies; the uncertainties of conducting business globally and expanding into new markets and new ventures, including potential acquisitions; issues with travel advisers that sell and market our cruises; reliance on third-party service providers; potential unavailability of insurance coverage; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; uncertainties of a foreign legal system as we are not incorporated in the United States; our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; our ability to recruit, develop and retain high quality personnel; and pending or threatened litigation, investigations and enforcement actions.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in millions, except per share data)

	Quarter Ended
	March 31,
	2025	2024
Passenger ticket revenues	$2,744	$2,542
Onboard and other revenues	1,255	1,186
Total revenues	3,999	3,728
Cruise operating expenses:
Commissions, transportation and other	522	498
Onboard and other	200	193
Payroll and related	340	318
Food	239	221
Fuel	277	304
Other operating	500	522
Total cruise operating expenses	2,079	2,056
Marketing, selling and administrative expenses	562	535
Depreciation and amortization expenses	412	387
Operating Income	945	750
Other income (expense):
Interest income	2	5
Interest expense, net of interest capitalized	(249)	(424)
Equity investment income	48	41
Other expense	(11)	(8)
	(210)	(386)
Net Income	736	364
Less: Net Income attributable to noncontrolling interest	6	4
Net Income attributable to Royal Caribbean Cruises Ltd.	$730	$360
Earnings per Share:
Basic	$2.71	$1.40
Diluted	$2.70	$1.35
Weighted-Average Shares Outstanding:
Basic	269	257
Diluted	276	281

Comprehensive Income (Loss)
Net Income	$736	$364
Other comprehensive income (loss):
Foreign currency translation adjustments	(17)	4
Change in defined benefit plans	(4)	9
Gain on cash flow derivative hedges	128	44
Total other comprehensive income	107	57
Comprehensive Income	842	421
Less: Comprehensive Income attributable to noncontrolling interest	6	4
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$837	$417
__________________________________________________________________________________
Certain amounts may not add due to use of rounded numbers.

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended
	March 31,
	2025	2024

Passengers Carried	2,241,673	2,054,382
Passenger Cruise Days	13,768,332	13,149,708
APCD	12,657,992	12,285,830
Occupancy	108.8%	107.0%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	March 31,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$386	$388
Trade and other receivables, net	427	371
Inventories	256	265
Prepaid expenses and other assets	723	670
Derivative financial instruments	36	11
Total current assets	1,828	1,705
Property and equipment, net	31,904	31,831
Operating lease right-of-use assets	661	677
Goodwill	808	808
Other assets	2,251	2,049
Total assets	$37,452	$37,070
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,396	$1,603
Current portion of operating lease liabilities	75	74
Accounts payable	956	919
Accrued expenses and other liabilities	1,504	1,635
Derivative financial instruments	35	90
Customer deposits	6,334	5,496
Total current liabilities	10,300	9,817
Long-term debt	17,993	18,473
Long-term operating lease liabilities	655	670
Other long-term liabilities	362	375
Total liabilities	29,310	29,335

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 301,130,805 and 297,368,235 shares issued, March 31, 2025 and December 31, 2024, respectively)	3	3
Paid-in capital	7,846	7,831
Retained earnings	3,139	2,612
Accumulated other comprehensive loss	(695)	(802)
Treasury stock (29,575,028 and 28,468,430 common shares at cost, March 31, 2025 and December 31, 2024, respectively)	(2,333)	(2,081)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	7,960	7,563
Noncontrolling Interests	182	172
Total shareholders’ equity	8,142	7,735
Total liabilities and shareholders’ equity	$37,452	$37,070

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended March 31,
	2025	2024
Operating Activities
Net Income	$736	$364
Adjustments:
Depreciation and amortization	412	387
Net deferred income tax benefit	(1)	—
(Gain) loss on derivative instruments not designated as hedges	(2)	35
Share-based compensation expense	53	45
Equity investment income	(48)	(41)
Amortization of debt issuance costs, discounts and premiums	23	26
Loss on extinguishment of debt and inducement expense	10	116
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(77)	(57)
Decrease in inventories	9	12
Increase in prepaid expenses and other assets	(112)	(80)
Increase in accounts payable trade	22	78
Decrease in accrued expenses and other liabilities	(151)	(238)
Increase in customer deposits	838	729
Other, net	(85)	(48)
Net cash provided by operating activities	1,627	1,328
Investing Activities
Purchases of property and equipment	(428)	(242)
Cash paid on settlement of derivative financial instruments	(2)	(35)
Investments in and loans to unconsolidated affiliates	(26)	(9)
Cash received on loans from unconsolidated affiliates	4	5
Other, net	12	(15)
Net cash used in investing activities	(440)	(296)
Financing Activities
Debt proceeds	480	2,179
Debt issuance costs	(3)	(19)
Repayments of debt	(1,221)	(3,107)
Premium on repayment of debt	(2)	(104)
Repurchase of common stock	(241)	—
Dividends paid	(148)	—
Other, net	(56)	(40)
Net cash used in financing activities	(1,191)	(1,091)
Effect of exchange rate changes on cash and cash equivalents	2	(1)
Net decrease in cash and cash equivalents	(2)	(60)
Cash and cash equivalents at beginning of period	388	497
Cash and cash equivalents at end of period	$386	$437

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended March 31,
	2025	2024
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$279	$411
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$42	$44
Non-cash Financing Activity
Non-cash inducement on convertible notes exchange	$7	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD were calculated by dividing Gross Margin and Adjusted Gross Margin by APCD, and Adjusted Gross Margin by PCD as follows (in millions, except APCD, PCD, Yields, and Adjusted Gross Margin per PCD. Certain amounts may not add due to use of rounded numbers; reported Adjusted Gross Margin, Yields and per PCD amounts are calculated from the underlying dollar amounts):

	Quarter Ended March 31,
	2025	2025 On a Constant Currency Basis	2024
Total revenue	$3,999	$4,031	$3,728
Less:
Cruise operating expenses	2,079	2,086	2,056
Depreciation and amortization expenses	412	412	387
Gross Margin	1,508	1,533	1,285
Add:
Payroll and related	340	340	318
Food	239	239	221
Fuel	277	277	304
Other operating	500	503	522
Depreciation and amortization expenses	412	412	387
Adjusted Gross Margin	$3,276	$3,305	$3,037

APCD	12,657,992	12,657,992	12,285,830
Passenger Cruise Days	13,768,332	13,768,332	13,149,708
Gross Margin Yields	$119.09	$121.13	$104.59
Net Yields	$258.83	$261.07	$247.20
Adjusted Gross Margin per PCD	$237.96	$240.01	$230.96

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in millions, except APCD and costs per APCD. Certain amounts may not add due to use of rounded numbers; reported Gross Cruise Costs, Net Cruise Costs, Net Cruise Costs excluding Fuel, and per APCD amounts are calculated from the underlying dollar amounts):

	Quarter Ended March 31,
	2025	2025 On a Constant Currency Basis	2024
Total cruise operating expenses	$2,079	$2,086	$2,056
Marketing, selling and administrative expenses	562	565	535
Gross Cruise Costs	2,641	2,651	2,591
Less:
Commissions, transportation and other	522	526	498
Onboard and other	200	201	193
Net Cruise Costs including other costs	1,919	1,925	1,900
Less:
Restructuring charges and other initiative expenses (1)	2	2	—
Net Cruise Costs	1,917	1,923	1,900
Less:
Fuel	277	277	304
Net Cruise Costs Excluding Fuel	$1,640	$1,645	$1,596

APCD	12,657,992	12,657,992	12,285,830
Gross Cruise Costs per APCD	$208.68	$209.43	$210.89
Net Cruise Costs per APCD	$151.44	$151.89	$154.65
Net Cruise Costs Excluding Fuel per APCD	$129.54	$129.99	$129.91
(1) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin were calculated as follows (in millions, except APCD and per APCD data. Certain amounts may not add due to use of rounded numbers; reported EBITDA, Adjusted EBITDA, and per APCD and Margin amounts are calculated from the underlying dollar amounts):

	Quarter Ended March 31,
	2025	2024

Net Income attributable to Royal Caribbean Cruises Ltd.	$730	$360
Interest income	(2)	(5)
Interest expense, net of interest capitalized	249	424
Depreciation and amortization expenses	412	387
Income tax expense (1)	16	6
EBITDA	1,405	1,172

Other (income) expense (2)	(5)	2
Restructuring charges and other initiative expenses (3)	2	—
Adjusted EBITDA	$1,402	$1,174

Total revenues	$3,999	$3,728

APCD	12,657,992	12,285,830
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$57.66	$29.30
Adjusted EBITDA per APCD	$110.73	$95.56
Adjusted EBITDA Margin	35.1%	31.5%

(1) These amounts are included in Other expense within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating (income) expense. The amount excludes income tax expense, included in the EBITDA calculation above.
(3) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings per Share were calculated as follows (in millions, except per share data. Certain amounts may not add due to use of rounded numbers; reported Adjusted Net Income attributable to Royal Caribbean Cruises Ltd., Earnings per Share, and Adjusted Earnings per Share amounts are calculated from the underlying dollar amounts):

	Quarter Ended March 31,
	2025	2024

Net Income attributable to Royal Caribbean Cruises Ltd.	$730	$360
Loss on extinguishment of debt and inducement expense (1)	10	116
Amortization of Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition (2)	2	2
Restructuring charges and other initiative expenses (3)	2	—
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$744	$478

Earnings per Share - Diluted (4)	$2.70	$1.35
Adjusted Earnings per Share - Diluted (5)	$2.71	$1.77

Weighted-Average Shares Outstanding - Diluted	276	281

(1) For 2025, includes $10 million of inducement expense related to the partial settlement of our 6.00% convertible notes due 2025. These amounts are included in Interest expense, net of interest capitalized within our consolidated statements of comprehensive income (loss).
(2) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.
(3) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(4) Diluted EPS includes the add-back of dilutive inducement and interest expense related to our convertible notes of $15 million and $19 million for the three months ended March 31, 2025, and 2024, respectively.
(5) Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $5 million and $19 million for the three months ended March 31, 2025 and 2024, respectively.